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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

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                                 FORM 8-A
             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                      TEXAS INSTRUMENTS INCORPORATED
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          (Exact name of registrant as specified in its charter)


                Delaware                                    75-0289970
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(State of incorporation or organization)                  (IRS Employer
                                                        Identification No.)

            8505 Forest Lane
             P.O. Box 660199
              Dallas, Texas                                 75266-0199
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(Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                   Name of each exchange on which
          to be so registered                   each class is to be registered
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Series B Participating Cumulative               New York Stock Exchange
Preferred Stock Purchase Rights


Securities to be registered pursuant to Section 12(g) of the Act:

                                   None
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                             (Title of Class)

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                Item 1.  Description of Registrant's Securities to be
Registered.

               On June 18, 1998, the Board of Directors of Texas Instruments Incorporated, a Delaware corporation (the "Company"), declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Stock"), of the Company. The dividend is payable on June 30, 1998 (the "Record Date") to holders of record as of the close of business on that date.

               Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of
(i) the 10th day (or such later day as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person") and
(ii) the 10th business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

               Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $200 (the "Purchase Price"), one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The terms and conditions of the Rights are set forth in a Rights Agreement dated as of June 19, 1998 between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement").

               If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

               If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

               At any time after any person has become an Acquiring Person
(but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

               The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the close of business on the 10th day after the Stock Acquisition Date (or such later date as may be designated by a majority of the Continuing Directors). After any person has become an Acquiring Person, the Rights may be redeemed only with the approval of a majority of the Continuing Directors.

               "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

               The Rights will expire on June 18, 2008, unless earlier exchanged or redeemed.

               For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable. After any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

               Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

               The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

               As of June 18, 1998 there were 391,480,491 shares of Common Stock outstanding and 62,938,325 shares reserved for issuance under the Company's stock option plans. Each outstanding share of Common Stock on the Record Date will receive one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 2,200,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

               The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances, with the concurrence of the Continuing Directors) since the Rights may be redeemed by the Company as described above.

               While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

               The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached hereto as Exhibit 1 and incorporated herein by reference.

               Item 2.  Exhibits

1. Rights Agreement dated as of June 18, 1998 between Texas Instruments Incorporated and Harris Trust and Savings Bank, as Rights Agent, which includes the Form of Certificate of Designation of Series B
     Participating Cumulative Preferred Stock of Texas Instruments Incorporated as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.


                                 SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        TEXAS INSTRUMENTS INCORPORATED




                                        By: /s/ William A. Aylesworth
                                            --------------------------------
                                            William A. Aylesworth
                                            Senior Vice President,
                                            Treasurer and Chief Financial
                                            Officer


June 23, 1998

                                 EXHIBIT INDEX

Exhibit
 Number             Description                                        Page
 ------             -----------                                        ----

     1. Rights Agreement dated as of June 18, 1998 between Texas Instruments Incorporated and Harris Trust and Savings Bank, as Rights Agent, which includes the Form of Certificate of Designation of Series B Participating Cumulative Preferred Stock of Texas Instruments Incorporated as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.